Exhibit 10.25

AGENCY AGREEMENT

Identifier:InterstateTransportation2012- TCO&NATFUEL—#1

This Agency Agreement is a contract by and between Gas Natural Service Company, LLC (“Service Company”) and John D. Oil and Gas Marketing LLC (“John D.”) wherein Service Company designates John D. to become the Agent of Service Company for the purpose of nominating, scheduling, confirming and performing such other services for the delivery of natural gas owned by Service Company, and resold by Service Company to local distribution companies, as provided by sales and purchase agreements assigned the following Identifiers: ServiceCompany – InterstateSales – LDCs #1 OR ServiceCompany – INTRASTATESales – LDCs—#1, and the addenda thereto.

RECITALS

Whereas, Northeast Ohio Gas Natural Company (“NEO); Orwell Natural Gas Company; Clarion River Natural Gas Company, a division of Orwell Natural Gas Company; Walker Gas Company, a division of Orwell Natural Gas Company (hereinafter Orwell Natural Gas Company and both of its divisions shall be “Orwell Natural Gas Company”); and Brainard Gas Corporation (“Brainard”) (jointly and severally the “LDCs”) have entered into the following listed Asset Management Agreements with Gas Natural Service Company, LLC (“Service Company”) in to order to provide efficient gas supply and transportation service to the LDCs, including;

NEO2011 – GTS – TCO #1.4;

NEO2011 – SSTFSS – TCO #1;

NEO2011 – FTS – TCO—#1.1;

Orwell2011 – GTS – TCO #1.4; and

Orwell1993 – EFT – NATFUEL #1.1

AGENCY AGREEMENT

Identifier:InterstateTransportation2012- TCO&NATFUEL - #1

and

Whereas, Service Company conducted a Request for Proposals on behalf of LDCs that resulted in the selection of John D.’s offer to act as Service Company’s gas supply Broker, pursuant to the Agreements enumerated in the first paragraph hereof, Service Company desires to name, and so names, John D. to act as Service Company’s Agent for scheduling, nominating, confirming and other necessary services for the provision of gas supply owned by Service Company.

Now therefore, the Parties agree as follows:

1.	Regulatory Compliance. It is the express intention of John D. and of Service Company to comply with all aspects of the rules, regulations and decisions of the Federal Energy Regulatory Commission (the “FERC”) regarding Asset Management Agreements (“AMAs”) and capacity release that were in effect at the time of execution of this Agreement. Deviations from such rules, regulations and decisions of the FERC related to AMAs and capacity release are due to mistake or inadvertence and not to intent. If an action occurs that results in a material deviation from the rules, regulations or decisions of the FERC, John D. and Service Company pledge to make a good faith effort to rectify such deviations, when discovered by either or both of them. Deviations from the rules, regulations and decisions of the FERC shall be reported to the Chief Compliance Officer for Gas Natural Inc.

2.	Term of the Agreement. This Agreement shall commence upon execution by duly authorized representatives of each Signatory. The provisions of this Agreement and all revisions thereto may be terminated upon the mutual written agreement of the Parties.

3.	Indemnity: Service Company agrees to indemnify and hold the Agent harmless for such rates, fuel charges, authorized or unauthorized over-run charges, penalties; fees or other charges as are approved by the FERC to be collected from Service Company, as the holder of interstate pipeline capacity pursuant to a listed AMA; and (2) to hold John D. harmless from the incurrence of all such costs under a listed AMA. Service Company shall have the absolute right to receive any FERC ordered refunds or rebates allocated to each Service Agreement under a listed AMA.

AGENCY AGREEMENT

Identifier:InterstateTransportation2012- TCO&NATFUEL - #1

4.	Posting of Agent’s Appointment. Service Company agrees to timely post the appointment of John D., as Service Company’s Agent, on the internet websites of relevant interstate pipelines in accord with the rules and regulations of the FERC and the affected pipelines’ tariffs. Upon termination of this or a successor Agreement, Service Company and John D. agree to execute the appropriate form(s) and provide appropriate postings on the internet websites of the affected interstate pipelines to terminate or remove the agency authorization(s) described herein.

5.	Assignment: All of the covenants, conditions and obligations of this contract shall extend to and be binding upon the heirs, personal representatives, successors and assigns respectively of the Parties hereto, provided, however, that this contract shall not be assigned by John D. or by the Service Company without the written consent of the both Parties, which consent shall not be unreasonably withhold. Notwithstanding the foregoing, no consent shall be required if John D. assigns this contract to an affiliated company or if the Service Company assigns this contract to an affiliated Service Company. For purposes of this contract an affiliate shall mean an entity or person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first entity or person.

WHEREFORE, Service Company duly appoints, John D. duly accepts, appointment as Agent solely for the purposes described herein and for no other purpose.

IN WITNESS THEREOF, the Parties have executed this Agency Agreement.

This Agency Agreement may be executed in counterparts, an original of each signed Agreement to be delivered to the counterpart.

Appointee:		Agent:
Gas Natural Service Company, LLC		John D. Oil and Gas Marketing, LLC

By:	/s/ Rebecca Howell	By:	/s/ Michael Zappitello
Name:	Rebecca Howell	Name:	Michael Zappitello
Date:	11/28/2012	Date:	11/28/2012